THE BEAR STEARNS FUNDS

                            The Insiders Select Fund
                             LETTER TO SHAREHOLDERS

                                                                  April 21, 1997
Dear Shareholders:

We are pleased to present the annual report to shareholders for The Insiders Select Fund (the "Portfolio") for the fiscal year ended March 31, 1997.

For this fiscal year, the Portfolio's class A shares (without giving effect to the sales charge) had a total return of 18.31%*, the class C shares (without giving effect to the contingent deferred sales charge) had a total return of 17.69% and the class Y shares returned 18.81%. The Portfolio's benchmark, the S&P 500 Composite Index (the "S&P 500"), returned 19.73% for the period. Additional performance data for each class of shares can be found in the "Financial Highlights" section of this report. We lagged our benchmark due to the fact that roughly 20% of the Portfolio was comprised of mid-cap stocks, which, as a whole, underperformed the larger stocks represented in the S&P 500.

The Insiders Select Fund seeks to invest in companies where corporate insider accumulation is coupled with attractive stock valuation. Insiders include corporate officers and directors, as well as major shareholders. Insider accumulation has been quite selective over the past 12 months as the bull market in equities has driven up prices in many stocks. Insiders tend to be value-oriented investors and as such, find bargain-hunting difficult in a raging bull market. However, the correction in the stock market in late March made valuations more favorable.

During the last quarter, our focus was on selectively accumulating stocks in the financial services, retail, pharmaceutical and technology sectors. Despite the fact that many of these stocks performed well over the past year, we think they still offer good earnings growth potential. We continue to favor smaller regional banks, many of which remain reasonably priced. Many health-care stocks have underperformed the market over the past year, and we are investing in stocks of those companies where insider accumulation is picking up.

Looking ahead, we will continue to invest in sectors where insider accumulation is strong. We expect insider buying activity to pick up if the equity market corrects further.

We value the confidence you have placed in us and would be pleased to address any questions or concerns you may have. Please feel free to call us at 1-800-766-4111.

Sincerely,

[SIG]                                        [SIG]
Robert S. Reitzes                            Praveen Gottipalli, Portfolio Manager
Chairman of the Board and President          Symphony Asset Management
The Bear Stearns Funds                       Sub-Investment Adviser

* For the 12 months ended March 31, 1997, the Portfolio's class A shares had a total return of 12.69% including the initial maximum 4.75% sales charge.

THE BEAR STEARNS FUNDS

                            The Insiders Select Fund
             COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
                 CLASS A AND C SHARES(1)(2) VS. VARIOUS INDICES
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                              CLASS A SHARES    CLASS C SHARES     S&P 500 COMPOSITE INDEX
June 16, 1995                                                       $9,525.00        $10,000.00                    $10,000.00
June 30, 1995                                                       $9,580.56        $10,066.66                    $10,099.36
Sept. 30, 1995                                                     $10,469.56        $10,975.00                    $10,900.86
Dec. 31, 1995                                                      $10,802.30        $11,316.66                    $11,554.74
March 31, 1996                                                     $11,120.01        $11,633.33                    $12,154.46
June 30, 1996                                                      $11,683.95        $12,000.00                    $12,688.09
Sept. 30, 1996                                                     $12,208.18        $12,733.33                    $13,064.72
Dec. 31, 1996                                                      $13,111.41        $13,662.60                    $14,122.63
Mar. 31, 1997                                                      $13,157.00        $13,691.00                    $14,490.67
$9,525 Investment made on June 16, 1995
Past performance is not predictive of future performance

                                                               CONSUMER PRICE INDEX
June 16, 1995                                                              $10,000.00
June 30, 1995                                                              $10,026.30
Sept. 30, 1995                                                             $10,072.32
Dec. 31, 1995                                                              $10,131.49
March 31, 1996                                                             $10,230.11
June 30, 1996                                                              $10,302.43
Sept. 30, 1996                                                             $10,381.33
Dec. 31, 1996                                                              $10,466.80
Mar. 31, 1997                                                              $10,512.82
$9,525 Investment made on June 16, 1995
Past performance is not predictive of future performance

                                           TOTAL RETURNS
                                                                    ONE YEAR ENDED       AVERAGE
                                                                    MARCH 31, 1997     ANNUAL (3)
                                                                   -----------------  -------------
The Insiders Select Fund(2)
    Class A shares(4)............................................          12.69%           16.52%
    Class C shares...............................................          17.69            19.13
S&P 500 Composite Index(1).......................................          19.73            22.96
Consumer Price Index(1)..........................................           2.76             2.83

---------
(1) The chart assumes a hypothetical $10,000 initial investment in the Portfolio and reflects all Portfolio expenses. Investors should note that the Portfolio is a professionally managed mutual fund while the indices are either unmanaged and do not incur sales charges or expenses and/or are not available for investment.
(2) Bear Stearns Funds Management Inc. waived its advisory fee and agreed to voluntarily reimburse a portion of the Portfolio's operating expenses to maintain the expense limitation, as set forth in the notes to financial statements. Total returns shown include fee waivers and reimbursements; total returns would have been lower had there been no assumption of fees and expenses in excess of expense limitations.
(3) For the period June 16, 1995 (commencement of investment operations) through March 31, 1997.
(4) Reflects the initial maximum 4.75% sales charge. Without the applicable sales charge, the average annual total returns would have been 18.31% and 16.52%, respectively, for each period shown.

                             THE BEAR STEARNS FUNDS

                            The Insiders Select Fund
             COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
                    CLASS Y SHARES(1)(2) VS. VARIOUS INDICES
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                              CLASS Y SHARES     S&P 500 COMPOSITE INDEX
Jun 20, 1995                                                           10,000                        10,000
Jun 30, 1995                                                            9,967                        10,012
Sept. 30, 1995                                                         10,891                        10,792
Dec. 31, 1995                                                          11,259                        11,440
Mar. 31, 1996                                                          11,598                        12,051
Jun 30, 1996                                                           12,202                        12,590
Sept. 30, 1996                                                         12,756                        12,975
Dec. 31, 1996                                                          13,723                        14,054
Mar. 31, 1997                                                          13,779                        14,428
Past performance is not predivtive of future performance

                                                               CONSUMER PRICE INDEX
Jun 20, 1995                                                                   10,000
Jun 30, 1995                                                                   10,027
Sept. 30, 1995                                                                 10,073
Dec. 31, 1995                                                                  10,132
Mar. 31, 1996                                                                  10,231
Jun 30, 1996                                                                   10,303
Sept. 30, 1996                                                                 10,382
Dec. 31, 1996                                                                  10,467
Mar. 31, 1997                                                                  10,513
Past performance is not predivtive of future performance

                                           TOTAL RETURNS
                                                                    ONE YEAR ENDED       AVERAGE
                                                                    MARCH 31, 1997     ANNUAL (3)
                                                                   -----------------  -------------
The Insiders Select Fund(2)
    Class Y shares...............................................          18.81%           19.69%
S&P 500 Composite Index(1).......................................          19.73            22.62
Consumer Price Index(1)..........................................           2.76             2.84

---------
(1) The chart assumes a hypothetical $10,000 initial investment in the Portfolio and reflects all Portfolio expenses. Investors should note that the Portfolio is a professionally managed mutual fund while the indices are either unmanaged and do not incur expenses and/or are not available for investment.
(2) Bear Stearns Funds Management Inc. waived its advisory fee and agreed to voluntarily reimburse a portion of the Portfolio's operating expenses, if necessary, to maintain the expense limitation, as set forth in the notes for the financial statements. Total returns shown include fee waivers and reimbursements; total returns would have been lower had there been no assumption of fees and expenses in excess of expense limitations.
(3) For the period June 20, 1995 (initial public offering date) through March 31, 1997.

                             THE BEAR STEARNS FUNDS

                            The Insiders Select Fund

                                 MARCH 31, 1997
                                  (UNAUDITED)

--------------------------------------------------------------------------------

                               SECTOR ALLOCATION
                        (AS A PERCENTAGE OF NET ASSETS)
--------------------------------------------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Aerospace & Defense (5.35%)                     5.35%
Banks (6.36%)                                   6.36%
Chemicals & Fertilizers (1.14%)                 1.41%
Computers & Office Equipment (3.14%)            3.14%
Computer Services (2.76%)                       2.76%
Credit & Finance (10.23%)                      10.23%
Drugs & Hospital Supplies (12.97%)             12.97%
Electrical Equipment (1.82%)                    1.82%
Electronics (4.27%)                             4.27%
Entertainment & Liesure (1.54%)                 1.54%
Healthcare (2.53%)                              2.53%
Lodging (2.32%)                                 2.32%
Miscellaneous Manufacturing (1.94%)             1.94%
Oil & Natural Gas (11.76%)                     11.76%
Publishing - Newspaper (1.34%)                  1.34%
Retailing - Department Stores (3.68%)           3.68%
Retailing - Grocery Stores (3.75%)              3.75%
Telecommunications (3.90%)                      3.90%
Tools (1.18%)                                   1.18%
Cash & Cash Equivalents (4.21%)                 4.21%
Other (13.54%)                                 13.54%

--------------------------------------------------------------------------------

                                TOP TEN HOLDINGS
--------------------------------------------------------------------------------

                                                                                       PERCENT OF
RANK  HOLDING                                                       SECTOR             NET ASSETS
----  --------------------------------------------------  ---------------------------  ----------
  1.  Merck & Co., Inc. ................................  Drugs & Hospital Supplies       3.65
  2.  Safeway Inc. .....................................  Retailing -- Grocery Stores     2.77
  3.  Texaco Inc. ......................................  Oil & Natural Gas               2.77
  4.  Microsoft Corp. ..................................  Computer Services               2.76
  5.  Mobil Corp. ......................................  Oil & Natural Gas               2.72
  6.  Johnson & Johnson.................................  Drugs & Hospital Supplies       2.65
  7.  Travelers Group, Inc. ............................  Credit & Finance                2.65
  8.  Intel Corp. ......................................  Electronics                     2.62
  9.  City National Corp. ..............................  Banks                           2.39
 10.  Boeing Co. (The)..................................  Aerospace & Defense             2.29

                             THE BEAR STEARNS FUNDS

                            The Insiders Select Fund
                            PORTFOLIO OF INVESTMENTS
                                 MARCH 31, 1997

            ----------------------------------------------------------
                                                                          MARKET
SHARES                                                                     VALUE
  ------------------------------------------------------------------------------

          COMMON STOCKS--95.79%

          AEROSPACE & DEFENSE - 5.35%
    5,800 Boeing Co. (The) ...........................................  $   572,025
    2,000 General Dynamics Corp. .....................................      134,750
    5,500 Rockwell International Corp. ...............................      356,812
    3,600 United Technologies Corp. ..................................      270,900
                                                                        -----------
                                                                          1,334,487
                                                                        -----------

          APPLIANCES - HOUSEHOLD - 0.46%
    5,600 Maytag Corp. ...............................................      115,500
                                                                        -----------

          AUTOMOTIVE PARTS & EQUIPMENT - 0.73%
    3,500 TRW Inc. ...................................................      181,125
                                                                        -----------

          BANKS - 6.36%
    4,100 BankAmerica Corp. ..........................................      413,075
   27,100 City National Corp. ........................................      596,200
    2,100 First American Corp. - Tennessee.*..........................      133,613
    1,300 Republic New York Corp. ....................................      114,563
    7,500 Summit Bancorp .............................................      328,125
                                                                        -----------
                                                                          1,585,576
                                                                        -----------
          BUILDING & CONSTRUCTION PRODUCTS - 0.57%
    3,800 Lowes Companies ............................................      142,025
                                                                        -----------

          CASINO SERVICES - 0.43%
    6,600 International Game Technology ..............................      106,425
                                                                        -----------
          CHEMICALS & FERTILIZERS - 1.41%
    6,100 Cytec Industries Inc.*......................................      231,038
    2,700 Praxair, Inc. ..............................................      121,163
                                                                        -----------
                                                                            352,201
                                                                        -----------

          COMMERCIAL SERVICES - 0.96%
    4,900 Dun & Bradstreet Corp. .....................................      124,338
    5,500 Ogden Corp. ................................................      116,188
                                                                        -----------
                                                                            240,526
                                                                        -----------

  ------------------------------------------------------------------------------
                                                                          MARKET
SHARES                                                                     VALUE
  ------------------------------------------------------------------------------

          COMPUTERS & OFFICE EQUIPMENT - 3.14%
    6,500 Cadence Design Systems, Inc.*...............................  $   223,437
    7,900 Data General Corp.*.........................................      134,300
    3,200 Pitney Bowes, Inc.  ........................................      188,000
    5,300 Seagate Technology, Inc.*...................................      237,838
                                                                        -----------
                                                                            783,575
                                                                        -----------

          COMPUTER SERVICES - 2.76%
    7,500 Microsoft Corp.*............................................      687,656
                                                                        -----------

          COSMETICS & TOILETRIES - 0.44%
    4,200 Alberto-Culver Co., Class B ................................      109,725
                                                                        -----------

          CREDIT & FINANCE - 10.23%
    8,800 Conseco Inc. ...............................................      313,500
    8,500 Equitable Companies, Inc. ..................................      231,625
    4,500 Freemont General Corp. .....................................      126,563
    5,900 Morgan Stanley Group Inc. ..................................      346,625
    3,100 NAC Re Corp. ...............................................      110,437
    7,700 Price (T. Rowe) Associates .................................      285,862
    3,400 Student Loan Marketing Association .........................      323,850
    4,000 SunAmerica Inc. ............................................      150,500
   13,800 Travelers Group, Inc. ......................................      660,662
                                                                        -----------
                                                                          2,549,624
                                                                        -----------

          DIVERSIFIED OPERATIONS - 0.92%
    2,300 Kansas City Southern Industries, Inc. ......................      115,000
    2,100 Tyco International Ltd. ....................................      115,500
                                                                        -----------
                                                                            230,500
                                                                        -----------

          DRUGS & HOSPITAL SUPPLIES - 12.97%
    4,400 Abbott Laboratories ........................................      246,950
    3,700 Becton, Dickinson & Co. ....................................      166,500
    7,200 Bristol-Myers Squibb Co. ...................................      424,800
    6,700 Eli Lilly & Co. ............................................      551,075
   12,500 Johnson & Johnson ..........................................      660,938
   10,800 Merck & Co.,Inc. ...........................................      909,900
    4,100 Monsanto Co. ...............................................      156,825
    1,600 Schering-Plough Corp. ......................................      116,400
                                                                        -----------
                                                                          3,233,388
                                                                        -----------

The accompanying notes are an integral part of the financial statements.

                             THE BEAR STEARNS FUNDS

                            The Insiders Select Fund
                            PORTFOLIO OF INVESTMENTS
                                 MARCH 31, 1997

  ------------------------------------------------------------------------------
                                                                          MARKET
SHARES                                                                     VALUE
  ------------------------------------------------------------------------------
          COMMON STOCKS (CONTINUED)

          ELECTRICAL EQUIPMENT - 1.82%
    1,500 Harris Corp. ...............................................  $   115,312
    5,000 Honeywell, Inc. ............................................      339,375
                                                                        -----------
                                                                            454,687
                                                                        -----------

          ELECTRONICS - 4.27%
    2,300 Applied Materials, Inc.*....................................      106,663
    4,700 Intel Corp. ................................................      653,888
    4,000 Solectron Corp.*............................................      200,500
    1,400 Texas Instruments, Inc. ....................................      104,825
                                                                        -----------
                                                                          1,065,876
                                                                        -----------
          ELECTRONICS - MILITARY - 0.96%
    6,400 Coltec Industries, Inc.*....................................      118,400
    5,200 Tracor, Inc.*...............................................      120,900
                                                                        -----------
                                                                            239,300
                                                                        -----------
          ENGINES - COMBUSTION - 0.47%
    2,300 Cummins Engine Co., Inc. ...................................      117,875
                                                                        -----------

          ENTERTAINMENT & LEISURE - 1.54%
    4,200 Brunswick Corp. ............................................      112,875
    7,500 MGM Grand, Inc.*............................................      271,875
                                                                        -----------
                                                                            384,750
                                                                        -----------

          FOOD - MISCELLANEOUS/DIVERSIFIED - 0.69%
    2,200 Ralston-Ralston Purina Group ...............................      171,875
                                                                        -----------

          HEALTHCARE - 2.53%
   16,500 Humana, Inc. ...............................................      363,000
    5,600 United Healthcare Corp. ....................................      266,700
                                                                        -----------
                                                                            629,700
                                                                        -----------

          HUMAN RESOURCES - 0.43%
    6,700 Olsten Corp. ...............................................      108,038
                                                                        -----------
          INSTRUMENTS - SCIENTIFIC - 0.44%
    1,700 Perkin-Elmer Corp. .........................................      109,437
                                                                        -----------

  ------------------------------------------------------------------------------
                                                                          MARKET
SHARES                                                                     VALUE
  ------------------------------------------------------------------------------

          LODGING - 2.32%
   14,900 Hilton Hotels Corp. ........................................  $   361,325
    6,500 Promus Hotel Corp.*.........................................      216,125
                                                                        -----------
                                                                            577,450
                                                                        -----------

          MACHINERY - FARM - 1.14%
    2,700 Deere & Co. ................................................      117,450
    5,500 Dresser Industries, Inc. ...................................      166,375
                                                                        -----------
                                                                            283,825
                                                                        -----------

          MACHINERY - INDUSTRIAL - 0.62%
    2,300 Dover Corp. ................................................      120,750
      800 Ingersoll-Rand Co. .........................................       34,900
                                                                        -----------
                                                                            155,650
                                                                        -----------

          MISCELLANEOUS MANUFACTURING - 1.94%
    3,500 Case Corp. .................................................      177,625
    8,400 Harsco Corp. ...............................................      305,550
                                                                        -----------
                                                                            483,175
                                                                        -----------

          METAL PROCESSORS & FABRICATORS - 0.89%
    4,300 Allegheny Teledyne Inc. ....................................      120,937
    3,300 Trinity Industries..........................................      100,238
                                                                        -----------
                                                                            221,175
                                                                        -----------

          OIL & NATURAL GAS - 11.76%
    3,200 Baker Hughes, Inc. .........................................      122,800
    2,800 Columbia Gas Systems, Inc. .................................      162,050
    5,200 Mobil Corp. ................................................      679,250
   13,900 Oneok, Inc. ................................................      361,400
    3,900 Pacific Enterprises ........................................      117,975
    5,500 Rowan Companies, Inc.*......................................      124,437
    2,300 Royal Dutch Petroleum Co. ..................................      402,500
    1,500 Schlumberger, Ltd. .........................................      160,875
    6,300 Texaco Inc. ................................................      689,850
    2,400 Tidewater, Inc. ............................................      110,400
                                                                        -----------
                                                                          2,931,537
                                                                        -----------

          PAPER & PAPER RELATED PRODUCTS - 1.12%
    2,800 Kimberly-Clark Corp. .......................................      278,250
                                                                        -----------

The accompanying notes are an integral part of the financial statements.

                             THE BEAR STEARNS FUNDS

                            The Insiders Select Fund
                            PORTFOLIO OF INVESTMENTS
                                 MARCH 31, 1997

  ------------------------------------------------------------------------------
                                                                          MARKET
SHARES                                                                     VALUE
  ------------------------------------------------------------------------------
          COMMON STOCKS (CONTINUED)

          PUBLISHING - BOOKS - 0.96%
    4,700 McGraw-Hill Companies, Inc. ................................  $   240,287
                                                                        -----------
          PUBLISHING - NEWSPAPER - 1.34%
    5,700 Media General Inc., Class A ................................      161,738
      500 Washington Post Co. ........................................      172,000
                                                                        -----------
                                                                            333,738
                                                                        -----------
          RESPIRATORY PRODUCTS - 0.47%
    6,700 Nellcor Puritan Bennett Inc.*...............................      118,088
                                                                        -----------

          RETAILING - DEPARTMENT STORES - 3.68%
    6,600 Costco Inc.*................................................      182,325
    6,500 Federated Department Stores, Inc.*..........................      213,687
    3,500 Fred Meyer, Inc.*...........................................      144,375
    7,500 Sears, Roebuck & Co. .......................................      376,875
                                                                        -----------
                                                                            917,262
                                                                        -----------

          RETAILING - GROCERY STORES - 3.75%
    5,500 American Stores, Inc. ......................................      244,750
   14,900 Safeway Inc.*...............................................      690,988
                                                                        -----------
                                                                            935,738
                                                                        -----------
          TELECOMMUNICATIONS - 3.90%
      800 360 Degrees Communications Co.*.............................       13,800
    6,700 Equifax Inc. ...............................................      182,575
   11,300 Loral Space & Communications*...............................      159,612
   11,100 Octel Communications Corp.*.................................      176,212
    6,500 SBC Communications Inc. ....................................      342,062
    6,500 Scientific-Atlanta Inc. ....................................       99,125
                                                                        -----------
                                                                            973,386
                                                                        -----------

  ------------------------------------------------------------------------------
                                                                          MARKET
SHARES                                                                     VALUE
  ------------------------------------------------------------------------------

          TOOLS - 1.18%
    2,100 Snap-On, Inc. ..............................................  $    81,375
    5,600 Stanley Works (The) ........................................      212,100
                                                                        -----------
                                                                            293,475
                                                                        -----------

          UTILITIES - 0.84%
    6,100 Texas Utilities Co.  .......................................      208,925
                                                                        -----------
          Total Common Stocks
          (cost - $21,642,520)........................................   23,885,832
                                                                        -----------

          SHORT-TERM INVESTMENTS - 3.33%

          INVESTMENT COMPANIES - 3.33%
  581,257 Federated Investors, Trust for Short-Term U.S. Government
          Securities**................................................      581,257
   84,713 The Milestone Funds Treasury Obligations Portfolio,
          Institutional Shares**......................................       84,713
  164,645 The Treasurers Fund Inc., U.S. Treasury Money Market
          Portfolio**.................................................      164,645
                                                                        -----------
          Total Short-Term Investments
          (cost - $830,615)...........................................      830,615
                                                                        -----------
          Total Investments
          (cost - $22,473,135) - 99.12%...............................   24,716,447
          Other assets in excess of liabilities - 0.88%...............      218,628
                                                                        -----------
          Net Assets - 100.00%........................................  $24,935,075
                                                                        -----------
                                                                        -----------

---------
*   Non-income producing security.
**  Money market fund.

The accompanying notes are an integral part of the financial statements.

                             THE BEAR STEARNS FUNDS

                            The Insiders Select Fund
                      STATEMENT OF ASSETS AND LIABILITIES
                                 MARCH 31, 1997

ASSETS
  Investments, at value (cost - $22,473,135)......  $24,716,447
  Receivable for investments sold.................      210,209
  Receivable for Portfolio shares sold............       76,276
  Receivable from investment adviser..............       32,013
  Dividends and interest receivable...............       31,609
  Deferred organization expenses and other
   assets.........................................      164,856
                                                    -----------
        Total assets..............................   25,231,410
                                                    -----------
LIABILITIES
  Payable for investments purchased...............      154,532
  Distribution fee payable (class A and C
   shares)........................................       41,745
  Payable for Portfolio shares repurchased........       19,674
  Administration fee payable......................        3,326
  Custodian fee payable...........................        3,583
  Accrued expenses................................       73,475
                                                    -----------
        Total liabilities.........................      296,335
                                                    -----------
NET ASSETS
  Capital stock, $0.001 par value (unlimited
   shares of beneficial interest authorized)......        1,714
  Paid-in capital.................................   21,598,953
  Accumulated net realized gain from
   investments....................................    1,091,096
  Net unrealized appreciation on investments......    2,243,312
                                                    -----------
        Net assets................................  $24,935,075
                                                    -----------
                                                    -----------
CLASS A
  Net assets......................................  $13,859,782
                                                    -----------
  Shares of beneficial interest outstanding.......      950,505
                                                    -----------
  Net asset value per share.......................       $14.58
                                                    -----------
                                                    -----------
  Maximum offering price per share (net asset
   value plus sales charge of 4.75%* of the
   offering price)................................       $15.31
                                                    -----------
                                                    -----------
CLASS C
  Net assets......................................  $ 9,518,756
                                                    -----------
  Shares of beneficial interest outstanding.......      657,363
                                                    -----------
  Net asset value and offering price per
   share**........................................       $14.48
                                                    -----------
                                                    -----------
CLASS Y
  Net assets......................................  $ 1,556,537
                                                    -----------
  Shares of beneficial interest outstanding.......      106,150
                                                    -----------
  Net asset value, offering and redemption value
   per share......................................       $14.66
                                                    -----------
                                                    -----------

--------
 * On investments of $50,000 or more, the offering price is reduced.
** Redemption price per share is equal to the net asset value per share less any applicable contingent deferred sales charge.

The accompanying notes are an intergral part of the financial statements.

                             THE BEAR STEARNS FUNDS

                            The Insiders Select Fund
                            STATEMENT OF OPERATIONS
                    FOR THE FISCAL YEAR ENDED MARCH 31, 1997

INVESTMENT INCOME
  Dividends (net of withholding taxes of $879)....  $  359,727
  Interest........................................      60,861
                                                    ----------
                                                       420,588
                                                    ----------
EXPENSES
  Advisory fees...................................     182,313
  Distribution fees - class A.....................      65,276
  Distribution fees - class C.....................      94,265
  Transfer agent fees and expenses................     125,229
  Accounting fees.................................     107,174
  Federal and state registration fees.............      72,508
  Reports and notices to shareholders.............      52,000
  Legal and auditing fees.........................      43,000
  Amortization of organization expenses...........      36,394
  Administration fees.............................      35,873
  Custodian fees and expenses.....................      22,999
  Insurance expenses..............................      16,199
  Trustees' fees and expenses.....................       3,401
  Other...........................................       5,386
                                                    ----------
        Total expenses before waivers and
       reimbursements.............................     862,017
        Less: waivers and reimbursements..........    (426,258)
                                                    ----------
        Total expenses after waivers and
       reimbursements.............................     435,759
                                                    ----------
  Net investment loss.............................     (15,171)
                                                    ----------
NET REALIZED AND UNREALIZED GAIN ON INVESTMENTS
 AND SECURITY SOLD SHORT
  Net realized gain from investments..............   3,006,957
  Net change in unrealized appreciation on:
    Investments...................................     757,844
    Security sold short...........................      34,192
                                                    ----------
  Net realized and unrealized gain on investments
   and security sold short........................   3,798,993
                                                    ----------
NET INCREASE IN NET ASSETS RESULTING FROM
 OPERATIONS.......................................  $3,783,822
                                                    ----------
                                                    ----------

The accompanying notes are an intergral part of the financial statements.

                             THE BEAR STEARNS FUNDS

                            The Insiders Select Fund
                       STATEMENT OF CHANGES IN NET ASSETS

                                                                     FOR THE
                                                                      PERIOD
                                                      FOR THE        JUNE 16,
                                                    FISCAL YEAR       1995*
                                                       ENDED         THROUGH
                                                     MARCH 31,      MARCH 31,
                                                        1997           1996
                                                    ------------   ------------

INCREASE IN NET ASSETS FROM
OPERATIONS
  Net investment income/(loss)....................  $   (15,171)   $    28,761
  Net realized gain from investments..............    3,006,957        891,092
  Net change in unrealized apppreciation on
   investments and security sold short............      792,036      1,451,276
                                                    ------------   ------------
  Net increase in net assets resulting from
   operations.....................................    3,783,822      2,371,129
                                                    ------------   ------------

DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS FROM
  Net investment income
    Class A shares................................       (8,066)        (8,222)
    Class Y shares................................       (1,784)        (3,479)
                                                    ------------   ------------
                                                         (9,850)       (11,701)
                                                    ------------   ------------
  Net realized capital gains
    Class A shares................................   (1,540,623)            --
    Class C shares................................   (1,088,043)            --
    Class Y shares................................     (170,326)            --
                                                    ------------   ------------
                                                     (2,798,992)            --
                                                    ------------   ------------

SHARES OF BENEFICIAL INTEREST
  Net proceeds from the sale of shares............    7,652,245     26,820,998
  Cost of shares repurchased......................   (9,576,787)    (5,837,996)
  Shares issued in reinvestment of dividends......    2,531,683         10,500
                                                    ------------   ------------
  Net increase in net assets derived from shares
   of beneficial interest transactions............      607,141     20,993,502
                                                    ------------   ------------
  Total increase in net assets....................    1,582,121     23,352,930

NET ASSETS
  Beginning of period.............................   23,352,954             24
                                                    ------------   ------------
  End of period...................................  $24,935,075    $23,352,954**
                                                    ------------   ------------
                                                    ------------   ------------

--------
 * Commencement of investment operations.
** Includes undistributed net investment income of $17,060.

The accompanying notes are an intergal part of the financial statements.

                             THE BEAR STEARNS FUNDS

                            The Insiders Select Fund
                              FINANCIAL HIGHLIGHTS
   -------------------------------------------------------------------------

Contained below is per share operating performance data for each class of shares outstanding, total investment return, ratios to average net assets and other supplemental data for each period indicated. This information has been derived from information provided in the financial statements.
--------------------------------------------------------------------------------

                                                                                                            FOR THE PERIOD
                                                                                                            JUNE 16, 1995*
                                                                        FOR THE FISCAL YEAR ENDED               THROUGH
                                                                             MARCH 31, 1997                 MARCH 31, 1996
                                                                    ---------------------------------    ---------------------
                                                                    CLASS A      CLASS C     CLASS Y     CLASS A      CLASS C
                                                                    --------    ---------    --------    --------    ---------
PER SHARE OPERATING PERFORMANCE**
  Net asset value, beginning of period...........................   $ 14.00     $ 13.96      $ 14.02     $ 12.00     $ 12.00
                                                                    --------    ---------    --------    --------    ---------
  Net investment income/(loss)(1)................................      0.02       (0.06)        0.08        0.03       (0.01)
  Net realized and unrealized gain on
   investments and security sold short(2)........................      2.48        2.47         2.49        1.98        1.97
                                                                    --------    ---------    --------    --------    ---------
  Net increase in net assets resulting from operations...........      2.50        2.41         2.57        2.01        1.96
                                                                    --------    ---------    --------    --------    ---------
  Dividends and distributions to shareholders from
    Net investment income........................................     (0.01)         --        (0.02)      (0.01)         --
    Net realized capital gains...................................     (1.91)      (1.89)       (1.91)         --          --
                                                                    --------    ---------    --------    --------    ---------
                                                                      (1.92)      (1.89)       (1.93)      (0.01)         --
                                                                    --------    ---------    --------    --------    ---------
  Net asset value, end of period.................................   $ 14.58     $ 14.48      $ 14.66     $ 14.00     $ 13.96
                                                                    --------    ---------    --------    --------    ---------
                                                                    --------    ---------    --------    --------    ---------
  Total investment return(3).....................................     18.31%      17.69%       18.81%      16.75%      16.33%
                                                                    --------    ---------    --------    --------    ---------
                                                                    --------    ---------    --------    --------    ---------
RATIOS/SUPPLEMENTAL DATA
  Net assets, end of period (000's omitted)......................   $13,860     $ 9,519      $ 1,557     $12,132     $ 9,928
  Ratio of expenses to average net assets(1).....................      1.65%       2.15%        1.15%       1.65%(5)    2.15%(5)
  Ratio of net investment income/(loss) to average net
   assets(1).....................................................      0.11%      (0.38)%       0.60%       0.38%(5)   (0.12)%(5)
  Decrease reflected in above expense ratios and net investment
   income/(loss) due to waivers and reimbursements...............      1.82%       1.81%        1.81%       1.87%(5)    1.92%(5)
  Portfolio turnover rate........................................    128.42%     128.42%      128.42%      93.45%(6)   93.45%(6)
  Average commission rate per share(7)...........................   $0.0264     $0.0264      $0.0264     $0.0294     $0.0294

                                                                    FOR THE PERIOD
                                                                    JUNE 20, 1995*
                                                                        THROUGH
                                                                    MARCH 31, 1996
                                                                    ---------------
                                                                        CLASS Y
                                                                    ---------------
PER SHARE OPERATING PERFORMANCE**
  Net asset value, beginning of period...........................     $ 12.12
                                                                      -------
  Net investment income/(loss)(1)................................        0.07
  Net realized and unrealized gain on
   investments and security sold short(2)........................        1.87
                                                                      -------
  Net increase in net assets resulting from operations...........        1.94
                                                                      -------
  Dividends and distributions to shareholders from
    Net investment income........................................      (0.04)
    Net realized capital gains...................................          --
                                                                      -------
                                                                       (0.04)
                                                                      -------
  Net asset value, end of period.................................     $ 14.02
                                                                      -------
                                                                      -------
  Total investment return(3).....................................       15.98%(4)
                                                                      -------
                                                                      -------
RATIOS/SUPPLEMENTAL DATA
  Net assets, end of period (000's omitted)......................     $ 1,293
  Ratio of expenses to average net assets(1).....................        1.15%(5)
  Ratio of net investment income/(loss) to average net
   assets(1).....................................................        0.97%(4)(5)
  Decrease reflected in above expense ratios and net investment
   income/(loss) due to waivers and reimbursements...............        2.04%(4)(5)
  Portfolio turnover rate........................................       93.45%(6)
  Average commission rate per share(7)...........................     $0.0294

---------
 * Commencement of investment operations. Class Y shares commenced its initial public offering on June 20, 1995.
 ** Calculated based on shares outstanding on the first and last day of the respective periods, except for dividends and distributions, if any, which are based on the actual shares outstanding on the date of distribution.
(1)  Reflects waivers and reimbursements.
(2) The amounts shown for a share outstanding throughout the respective periods are not in accord with the changes in the aggregate gains and losses in investments during the respective periods because of the timing of sales and repurchases of Portfolio shares in relation to fluctuating net asset values during the respective periods.
(3) Total investment return does not consider the effects of sales charges or contingent deferred sales charges. Total investment return is calculated assuming a purchase of shares on the first day and a sale of shares on the last day of each period reported and includes reinvestment of dividends and distributions, if any. Total investment return is not annualized.
(4) The total investment return and ratios for class Y shares are not necessarily comparable to those of class A and C shares, due to timing differences in the commencement of the initial public offering of class Y shares.
(5)  Annualized.
(6)  Not annualized.
(7) Represents average commission rate per share charged to the Portfolio on purchases and sales of investments subject to such commissions during each period.

The accompanying notes are an integral part of the financial statements.

                             THE BEAR STEARNS FUNDS

                            The Insiders Select Fund
                         NOTES TO FINANCIAL STATEMENTS

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The Bear Stearns Funds (the "Fund") was organized as a Massachusetts business trust on September 29, 1994 and is registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "Investment Company Act"), as an open-end management investment company. The Fund currently has five separate portfolios in operation: three diversified portfolios, Large Cap Value Portfolio, Small Cap Value Portfolio and Total Return Bond Portfolio and two non-diversified portfolios, The Insiders Select Fund ("Insiders" or the "Portfolio") and S&P STARS Portfolio (collectively, the "Portfolios"). Each portfolio is treated as a separate entity for certain matters under the Investment Company Act, and for other purposes, and a shareholder of one portfolio is not deemed to be a shareholder of any other portfolio. As of the date hereof, the Portfolio offers three classes of shares, which have been designated as class A, C and Y shares.

ORGANIZATIONAL MATTERS--Prior to commencing investment operations on June 16, 1995, the Portfolio did not have any transactions other than those relating to organizational matters and the sale of one class A share and one class C share of beneficial interest of the Portfolio to Bear, Stearns & Co. Inc. ("Bear Stearns" or the "Distributor"). Costs of $181,965 which were incurred by the Portfolio in connection with the organization, registration with the Commission and initial public offering of its shares, have been deferred and are being amortized using the straight-line method over the period of benefit not exceeding sixty months, beginning with the commencement of investment operations of the Portfolio. In the event that the Distributor or any transferee of the Distributor redeems any of its original shares in the Portfolio prior to the end of the sixty month period, the proceeds of the redemption payable in respect of such shares shall be reduced by the pro rata share (based on the proportionate share of the original shares redeemed to the total number of original shares outstanding at the time of the redemption) of the unamortized deferred organization expenses as of the date of such redemption. In the event that the Portfolio is liquidated prior to the end of the sixty month period, the Distributor or the transferee of the Distributor shall bear the unamortized deferred organization expenses.

PORTFOLIO VALUATION--The Portfolio calculates the net asset value of and completes orders to purchase or repurchase its shares of beneficial interest on each business day, with the exception of those days on which the New York Stock Exchange is closed.

Portfolio securities, including covered call options written by the Portfolio, are valued at the last sale price on the securities exchange or national securities market on which such securities primarily are traded. Securities not listed on an exchange or national securities market, or securities in which there were no transactions, are valued at the average of the most recent bid and asked prices, except in the case of open short positions where the asked price is used for valuation purposes. Bid price is used when no asked price is available. Short-term investments are carried at amortized cost, which approximates market value, unless this method does not represent fair value. Any securities or other assets for which recent market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Portfolio's Board of Trustees. Expenses and fees, including the investment advisory, administration and distribution fees, are accrued daily and taken into account for the purpose of determining the net asset value of the Portfolio's shares. Because of the differences in operating expenses incurred by each class, the per share net asset value of each class will differ.

INVESTMENT TRANSACTIONS AND INVESTMENT INCOME--Investment transactions are recorded on the trade date (the date on which the order to buy or sell is executed). Realized gains and losses from securities are calculated on the identified cost basis. Dividend income is recorded on the ex-dividend date. Interest income is recorded on an accrual basis. The Portfolio's net investment income (other than distribution fees) and unrealized and realized gains or losses are allocated daily to each class of shares based upon the relative proportion of net assets of each class at the beginning of the day (after adjusting for current capital share activity of the respective classes).

SHORT SELLING--When the Portfolio makes a short sale, an amount equal to the proceeds received by the Portfolio is recorded as a liability and is subsequently adjusted to the current market value of the short sale. Short sales represent obligations of the Portfolio to make future delivery of specific securities and, correspondingly, create an obligation to purchase the security at market prices prevailing at the later delivery date (or to deliver the security if already owned by the Portfolio). Upon the termination of a short sale, the Portfolio will recognize a gain, limited to the price at which the Portfolio sold the security short, if the market price is less than the proceeds originally received. The Portfolio will recognize a loss, unlimited in magnitude, if the market price at termination is greater than the proceeds originally received. As a result, short sales create the risk that the Portfolio's ultimate obligation to satisfy the delivery requirements may exceed the amount of the proceeds initially received or the liability recorded in the financial statements. The Portfolio had no securities short sold at March 31, 1997.

U.S. FEDERAL TAX STATUS--The Portfolio intends to distribute substantially all of its taxable income and to comply with the other requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, no provision for U.S. federal income taxes is required. In addition, by distributing during each calendar year substantially all of its ordinary income and capital gains, if any, the Portfolio intends not to be subject to a U.S. federal excise tax.

DIVIDENDS AND DISTRIBUTIONS--The Portfolio intends to distribute at least annually to shareholders substantially all of its net investment income. Distribution of net realized gains, if any, will be declared and paid at least annually by the Portfolio. Dividends and distributions to shareholders are recorded on the ex-dividend date. Income and capital gain distributions are determined in accordance with income tax regulations which may differ from generally accepted accounting principles. These "book/tax" differences are either considered temporary or permanent in nature. To the extent these differences are permanent in nature, such amounts are reclassified within capital accounts based on their US federal tax-basis treatment; temporary differences do not require reclassification. At March 31, 1997, the Portfolio reclassified within the composition of net assets a net operating loss of $7,961 to accumulated realized gains.

TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

During the fiscal year ended March 31, 1997, Bear Stearns Funds Management Inc. ("BSFM" or "Adviser"), a wholly-owned subsidiary of The Bear Stearns Companies Inc., served as the investment adviser pursuant to an Investment Advisory
Agreement with the Portfolio. BSFM has engaged Symphony Asset Management ("Symphony"), a subsidiary of BARRA, Inc., as the Portfolio's sub-investment adviser to manage the Portfolio's day-to-day investment activities. BSFM and Symphony are referred to herein collectively as the "Advisers." BSFM is entitled to receive from the Portfolio a monthly fee equal to an annual rate of 1.00% of the Portfolio's average daily net assets from which BSFM, in turn, pays Symphony a monthly fee equal to an annual rate of 0.45% of the Portfolio's average daily net assets. In addition, starting in the thirteenth month of operation, BSFM is entitled to a monthly performance adjustment fee which may increase or decrease the total advisory fee by up to 0.50% per year of the value of the Portfolio's average daily net assets. The performance adjustment fee reduced the total advisory fee by $56,841 or 0.24% of the value of the Portfolio's average net assets due to underperformance in comparison to the S&P 500 Composite Index during the period.

During the fiscal year ended March 31, 1997, BSFM (or the "Administrator") served as the administrator to the Portfolio pursuant to an Administration Agreement. The Administrator is entitled to receive from the Portfolio a monthly fee equal to an annual rate of 0.15% of the Portfolio's average daily net assets. Under the terms of an Administrative Services Agreement with the Portfolio, PFPC Inc. provides certain administrative services to the Portfolio. For providing these services, PFPC Inc. is entitled to receive a monthly fee equal to an annual rate of 0.10% of the Portfolio's average daily net assets up to $200 million, 0.075% of the next $200 million, 0.05% of the next $200 million and 0.03% of net assets above $600 million, subject to a minimum annual fee of approximately $100,000 for the Portfolio. During the fiscal year ended March 31, 1997, PFPC Inc. has voluntarily waived a portion of its fee.

During the fiscal year ended March 31, 1997, the Adviser has voluntarily undertaken to limit the Portfolio's total operating expenses (exclusive of brokerage commissions, taxes, interest and extraordinary items) to a maximum annual level of 1.65% of the average daily net assets of its class A shares, 2.15% of the average daily net assets of its class C shares and 1.15% of the average daily net assets of its class Y shares. As necessary, this limitation is effected by waivers by the Adviser of its advisory fees and reimbursements of expenses exceeding the advisory fee. For the year ended March 31, 1997, the Adviser waived its advisory fee of $182,313. In addition, the Adviser reimbursed $243,945, in order to maintain the voluntary expense limitation.

For the fiscal year ended March 31, 1997, Bear Stearns, an affiliate of the Adviser and the Administrator, earned $8,925 in brokerage commissions from Portfolio transactions executed on behalf of the Portfolio.

Custodial Trust Company, a wholly-owned subsidiary of The Bear Stearns Companies Inc. and an affiliate of the Adviser and the Administrator, serves as custodian to the Portfolio.

DISTRIBUTION PLAN

The Fund, on behalf of the Portfolio, has entered into a Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act. Under the Plan in effect for the fiscal year ended March 31, 1997, the Portfolio paid Bear Stearns a fee at an annual rate of 0.50% for class A shares and 1.00% for class C shares. Such fees are based on the average daily net assets in each class of the Portfolio and are accrued daily and paid monthly or at such other intervals as the Board of Trustees may determine. The fees paid to Bear Stearns under the Plan are payable without regard to actual expenses incurred. For the fiscal year ended March 31, 1997, Bear Stearns earned $159,541 in distribution fees. Bear Stearns uses these fees to pay dealers whose clients hold Portfolio shares and other distribution-related activities.

In addition, as Distributor of the Portfolio, Bear Stearns collects the sales charges imposed on sales of the Portfolio's class A shares, and reallows a portion of such charges to dealers through which the sales are made. As a result of an undertaking by the Distributor, it reallowed all of the sales charges to its dealers selling Portfolio shares for the period June 16, 1995 (commencement of investment operations) through September 26, 1995 and the period February 15, 1996 through June 30, 1996. Furthermore, the Distributor has increased the compensation paid to its dealers selling Portfolio shares on net asset value transfers (purchases made by investors with the proceeds from a redemption of shares of an investment company sold with a sales charge or commission and not distributed by Bear Stearns) from 0.50% to 1.00% beginning April 15, 1996 until further notice. In addition, Bear Stearns advanced 1.00% in sales commissions on the sale of class C shares to dealers at the time of such sales.

For the fiscal year ended March 31, 1997, Bear Stearns has advised the Portfolio that it received approximately $163,000 in front-end sales charges resulting from sales of class A shares of the Portfolio. From these fees, Bear Stearns paid such sales charges to dealers which in turn paid commissions to sales persons. In addition, Bear Stearns has advised the Portfolio that during the period, it received approximately $14,300 in contingent deferred sales charges upon certain redemptions by class C shareholders.

INVESTMENTS IN SECURITIES

For U.S. federal income tax purposes, the cost of securities owned at March 31, 1997 was $22,473,135. Accordingly, the net unrealized appreciation of investments of $2,243,312 was composed of gross appreciation of $2,734,543 for those investments having an excess of value over cost and $491,231 of gross depreciation for those investments having an excess of cost over value.

For the fiscal year ended March 31, 1997, aggregate purchases and sales of investment securities (excluding short-term investments) for the Portfolio were $28,876,688 and $31,585,896, respectively.

SHARES OF BENEFICIAL INTEREST

The Portfolio offers class A, C and Y shares. Class A shares are sold with a front-end sales charge of up to 4.75%. Class C shares are sold with a contingent deferred sales charge ("CDSC") of 1.00% during the first year. There is no sales charge or CDSC on class Y shares, which are offered primarily to institutional investors.

At March 31, 1997, there was an unlimited amount of $0.001 par value shares of beneficial interest authorized for the Portfolio, of which Bear Stearns owned one class A share and one class C share of the Portfolio.

Transactions in the classes of shares of beneficial interest for the fiscal year ended March 31, 1997 were as follows:

                                                            SALES              REINVESTMENTS         REPURCHASES
                                                    ----------------------  -------------------  -------------------
                                                     SHARES      AMOUNT     SHARES     AMOUNT    SHARES     AMOUNT
                                                    ---------  -----------  ------   ----------  -------  ----------
Class A shares....................................    331,726  $ 4,976,082  97,925   $1,381,727  345,460  $5,185,795
Class C shares....................................    148,520    2,231,793  70,623      991,548  273,058   3,992,295
Class Y shares....................................     29,508      444,370  11,179      158,408   26,728     398,697

Transactions in the classes of shares of beneficial interest for the period June 16, 1995 (commencement of investment operations) through March 31, 1996 were as follows:

                                                            SALES            REINVESTMENTS       REPURCHASES
                                                    ----------------------  ---------------  -------------------
                                                     SHARES      AMOUNT     SHARES   AMOUNT  SHARES     AMOUNT
                                                    ---------  -----------  ------   ------  -------  ----------
Class A shares....................................  1,179,727  $15,128,116   537     $7,389  313,951  $4,288,010
Class C shares....................................    801,060   10,158,978    --         --   89,783   1,224,227
Class Y shares*...................................    116,322    1,533,904   226      3,111   24,357     325,759

---------
*Class Y shares commenced its initial public offering on June 20, 1995.

CREDIT AGREEMENT

The Fund, on behalf of the Portfolio, has entered into a credit agreement with The First National Bank of Boston. S&P STARS Fund, S&P STARS Portfolio, Large Cap Value Portfolio, Small Cap Value Portfolio, Total Return Bond Portfolio and Bear Stearns Investment Trust, which consists of the Emerging Markets Debt Portfolio, are also parties to the credit agreement. The agreement provides that each party to the credit agreement is permitted to borrow in an amount up to 15% of the value of its total assets. Subject to Board approval and upon making necessary disclosure in its prospectus, each portfolio may, in accordance with the provisions of the credit agreement, borrow up to 25% of the value of its total assets, less all liabilities other than liabilities for borrowed money outstanding at the time. However, at no time is the aggregate outstanding principal amount of all loans to any of the portfolios to exceed $25,000,000. The line of credit will bear interest at the greater of: (i) the annual rate of interest announced from time to time from the bank at its head office as its Base Rate, or (ii) the Federal Funds Effective Rate plus 0.50%, or at the borrower's option, the rate quoted by The First National Bank of Boston.

Each loan is payable on demand or upon termination of this credit agreement or, for money market loans, on the last day of the interest period and, in any event, not later than 14 days from the date the loan was advanced.

The Portfolio uses the facility to borrow money only for temporary or emergency (not leveraging) purposes. The amount outstanding under the line of credit agreement for the Portfolio averaged $2,452 during the fiscal year ended March 31, 1997. The Portfolio did not have any amount outstanding at any month-end under such line of credit agreement during the fiscal year ended March 31, 1997. The average interest rate during the fiscal year ended March 31, 1997, on amounts outstanding under such line of credit agreement, was 8.25%.

                             THE BEAR STEARNS FUNDS

                            The Insiders Select Fund
                         REPORT OF INDEPENDENT AUDITORS

The Board of Trustees and Shareholders, The Insiders Select Fund (A series of The Bear Stearns Funds):

We have audited the accompanying statement of assets and liabilities, including the portfolio of investments, of The Insiders Select Fund (the "Portfolio") as of March 31, 1997, and the related statements of operations, changes in net assets and the financial highlights for the year ended March 31, 1997 and the period June 16, 1995 (commencement of operations) to March 31, 1996. These financial statements and financial highlights are the responsibility of the Portfolio's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at March 31, 1997 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of The Insiders Select Fund at March 31, 1997, the results of its operations, the changes in its net assets and the financial highlights for the periods presented in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
New York, New York
May 9, 1997

                             THE BEAR STEARNS FUNDS

                            The Insiders Select Fund
                   SHAREHOLDER TAX INFORMATION -- (UNAUDITED)

The Portfolio is required by Subchapter M of the Internal Revenue Code of 1986, as amended, to advise its shareholders within 60 days of the Portfolio's fiscal year end (March 31, 1997) as to the U.S. federal tax status of distributions received by the Portfolio's shareholders in respect of such fiscal year.

During the fiscal year ended March 31, 1997, the following dividends and distributions per share were paid by the Portfolio:

           ORDINARY INCOME                 LONG-TERM CAPITAL GAINS
-------------------------------------  -------------------------------
  CLASS A      CLASS C      CLASS Y     CLASS A    CLASS C    CLASS Y
-----------  -----------  -----------  ---------  ---------  ---------
 $   1.720    $   1.700    $   1.730   $   0.200  $   0.019  $   0.200
-----------  -----------  -----------  ---------  ---------  ---------
-----------  -----------  -----------  ---------  ---------  ---------

The percentage of ordinary income received from The Insiders Select Fund qualifying for the corporate dividends received deduction is 16.86%. All Portfolio dividends were derived from dividend income.

Because  the  Portfolio's   fiscal  year  is  not  the  calendar  year,  another
notification will be sent with respect to calendar year 1997. The second notification, which will reflect the amount to be used by calendar year taxpayers on their U.S. federal income tax returns, will be made in conjunction with Form 1099-DIV and will be mailed in January 1998.

Foreign shareholders will generally be subject to U.S. withholding tax on the amount of their dividend. They will generally not be entitled to a foreign tax credit or deduction for the withholding taxes paid by the Portfolio.

In general, dividends received by tax-exempt recipients (e.g., IRAs and Keoghs) need not be reported as taxable income for U.S. federal income tax purposes. However, some retirement trusts (e.g., corporate, Keogh and 403(b)(7) plans) may need this information for their annual information reporting.

Shareholders are advised to consult their own tax advisers with respect to the tax consequences of their investment in the Portfolio.

                 (This page has been left blank intentionally.)

BEAR STEARNS

The
Bear Stearns
Funds

245 Park Avenue                                           THE INSIDERS
New York, NY 10167                                        SELECT FUND
1.800.766.4111

Robert S. Reitzes          Chairman of the Board and
                           President
Peter B. Fox               Executive Vice President
William J. Montgoris       Executive Vice President
Peter M. Bren              Trustee
Alan J. Dixon              Trustee
John R. McKernan, Jr.      Trustee
M.B. Oglesby, Jr.          Trustee
Stephen A. Bornstein       Vice President
Donalda L. Fordyce         Vice President
Frank J. Maresca           Vice President and Treasurer
Ellen T. Arthur            Secretary
Vincent L. Pereira         Assistant Treasurer
Eileen M. Coyle            Assistant Secretary

Investment Adviser         Sub-Investment Adviser
and Administrator          Symphony Asset Management
Bear Stearns Funds         555 California Street
Management Inc.            Suite 2975
245 Park Avenue            San Francisco, CA 94104
New York, NY 10167


Distributor                Custodian
Bear, Stearns & Co. Inc.   Custodial Trust Company
245 Park Avenue            101 Carnegie Center
New York, NY 10167         Princeton, NJ 08540

Transfer and Dividend      Counsel
Disbursement Agent         Kramer, Levin, Naftalis & Frankel
PFPC Inc.                  919 Third Avenue
Bellevue Corporate Center  New York, NY 10022
400 Bellevue Parkway
Wilmington, DE 19809

Independent Auditors
Deloitte & Touche LLP
Two World Financial Center
New York, NY 10281


This report is submitted for the general          ANNUAL REPORT
information of the  shareholders  of the          MARCH 31, 1997
Portfolio.  It  is  not  authorized  for
distribution to prospective investors in
the  Portfolio  unless it is preceded or
accompanied  by  a  current   prospectus
which  includes  details  regarding  the
Portfolio's objectives,  policies,  sales
commissions and other information. Total
investment return is based on historical
results and is not  intended to indicate
future   performance.   The   investment
return   and   principal   value  of  an
investment   in   the   Portfolio   will
fluctuate, so that an investors shares, when redeemed, may be worth more or less than original cost.